FIRST AMENDMENT TO LEASE
THIS AGREEMENT, made and entered into this 18th day of August, 2006 by and between GALLERIA 600, LLC (hereinafter “Landlord”) and The Ultimate Software Group, Inc., a Delaware corporation (hereinafter “Tenant”);
WHEREAS, Landlord and Tenant entered into a certain Lease Agreement dated April 27, 2006 (hereinafter “Lease”) for Suite 1000 containing 14,309 square feet (hereinafter “Premises”) in the 600 Galleria Parkway Office Building, Atlanta, Georgia 30339;
WHEREAS, Landlord and Tenant desire to amend the Lease as hereinafter set forth;
NOW THEREFORE, in consideration of the mutual agreements of the undersigned and other good and valuable considerations, the Lease is hereby amended effective January 15, 2007 as follows:
1. By deleting from the Premises Paragraph of the Lease, “14,309” square feet and substituting in lieu thereof “24,609” square feet (“Entire Premises”), consisting of 14,309 square feet (“Original Premises”) and 10,300 square feet on the 10th floor directly adjacent to Tenant’s Premises (“Expansion Premises”). The term Entire Premises is hereby deemed to be one and the same as the “Premises” or the “Leased Premises” under the Lease, including, without limitation, any renewal options thereunder.
2. The term for the Expansion Premises shall begin on January 15, 2007 (“Commencement Date of the Expansion Premises”) and shall be coterminous with the Original Premises with a new expiration date of July 31, 2013. As a point of clarification, this extends the Original Premises Lease Term by six (6) months. Tenant shall have the right to occupy the Expansion Premises two (2) weeks prior to the Commencement Date for the installation of furniture, fixtures and equipment. Notwithstanding any of the foregoing language to the contrary, in the event that Landlord fails to deliver to Tenant the turnkey of the Expansion Premises pursuant to the terms and conditions hereof at least two (2) weeks prior to January 15, 2007, then the Commencement Date of the Expansion Premises shall be adjusted to that date which is two (2) weeks after the date on which Landlord delivers the turnkey of the Expansion Premises to Tenant for the purposes of Tenant’s installation as described herein.
3. Tenant shall not be responsible for the payment of rent on the Expansion Premises for the first six and one-half (6.5) months of occupancy which period shall commence as of the Commencement Date of the Expansion Premises.
4. Effective as of the Commencement Date of the Expansion Premises, Tenant’s rental rate for the Expansion Premises shall be Twenty-two and 50/100 Dollars ($22.50) per rentable square foot or Nineteen Thousand Three Hundred Twelve and 50/100 dollars ($19,312.50) per month and otherwise payable pursuant to all other terms and conditions of Paragraphs 2(a) and (b) under the Lease. Consistent with the original Lease Agreement, the monthly rental payable hereunder for the Expansion Premises shall be subject to annual increases of three percent (3%) per year commencing as of the first anniversary of the Commencement Date of the Expansion Premises and otherwise pursuant to all other terms and conditions of Paragraph 2(c). Should the Commencement Date be a day other than the first day of a calendar month, then said annual increases shall commence on the first day of that month immediately following the anniversary of the Commencement Date.
5. Tenant’s “Base Year” for calculation of operating expenses on the Expansion Premises shall be 2007 with the first adjustment occurring January 1, 2008; otherwise such payment of operating expenses shall be made by Tenant pursuant to the terms and conditions of Paragraph 2(c).
6. Landlord shall “turnkey” the design and construction of the Expansion Premises using finishes that are consistent with the finishes of the Original Premises pursuant to the terms and conditions of the Work Letter Agreement attached hereto as Exhibit “B-1” and incorporated herein by reference.
7. The floor plan of the Expansion Premises is depicted on Exhibit “D-1” attached hereto and made a part hereof.
Landlord and Tenant agree that except as herein amended, the Lease dated April 27, 2006 shall remain in full force and effect. Landlord and Tenant acknowledge that time is of the essence of each and every provision of this amendment.
IN WITNESS WHEREOF, the First Amendment to Lease has been executed as of the date and year first above written.

LANDLORD: GALLERIA 600, LLC
By:	/s/ Kevin E. Stahlman
	Name:	Kevin E. Stahlman
	Title:	Director, Southern Region — Real Estate

TENANT: The Ultimate Software Group, Inc., a Delaware corporation
By:	/s/ Robert Manne
	Name:	Robert Manne
	Title:	Vice President

Attest:	/s/ Mitchell Dauerman
	Name:	Mitchell Dauerman
	Title:	EVP — CFO

EXHIBIT “B-1”
WORK LETTER AGREEMENT
1. MATERIALS FURNISHED BY LANDLORD
     Landlord, at its sole cost and expense except as otherwise provided herein, shall build out the Expansion Premises (as defined in the First Amendment) pursuant to the Plans and Specifications to be agreed to by Tenant and Landlord pursuant to the terms and conditions of this Work Letter Agreement (“Plans and Specifications”) and deliver the “turn key” build out of the Expansion Premises pursuant to the terms of the Lease and this Work Letter Agreement, which shall include, without limitation, the furnishing and installation within the Expansion Premises substantially in accordance with the Plans and Specifications including the following: partitions, doors, lighting fixtures, acoustical ceiling, floor covering, electrical switches and outlets, telephone outlets, air conditioning, and other improvements required by Tenant which are normally performed by the construction trades. Landlord warrants to Tenant that all of the build out of the Expansion Premises pursuant to the Plans and Specifications shall be performed in accordance with industry standards, free from defects, including, without limitation, all labor, materials, equipment and workmanship.
2. IMPROVEMENT COSTS TO BE PAID BY LANDLORD
     Landlord shall “turn key” all of the improvements which Tenant desires to have made to the Expansion Premises based upon the Plans and Specifications subject to the terms and conditions herein if approved in advance by Landlord and Tenant pursuant to the terms and conditions of Paragraph 4 hereof. In addition, Landlord shall provide an allowance for any cabling (including audio-visual) within the Expansion Premises equal to Three and No/100 dollars ($3.00) per rentable square foot. In addition, Landlord shall pay the full amount of the aforedescribed cabling allowance to Tenant within fourteen (14) days of Tenant’s delivery of the invoice thereof to Landlord. The total Tenant Allowance for cabling shall not exceed Thirty Thousand Nine Hundred and No/100 Dollars ($30,900.00).
3. IMPROVEMENT COSTS TO BE PAID BY TENANT
     The cost of any improvements not shown on the Plans and Specifications or otherwise specified for payment by Tenant on the Plans and Specifications (as approved by Landlord and Tenant pursuant to the terms and conditions of Paragraph 4 hereof) that are in addition to those provided by Landlord under Paragraphs 1 and 2 above shall be paid by Tenant, one half (1/2) upon commencement of the construction and one half (1/2) upon completion of the construction. Should Tenant request any modifications to work which has already been completed under this Work Letter Agreement, Tenant shall pay the costs of all such modifications, one half (1/2) upon commencement of the modifications and one half (1/2) upon competition of the modifications.
4. APPROVAL OF PLANS AND COST
     (a) Landlord and Tenant shall diligently pursue the preparation of all Plans and Specifications for the improvements as described in this Work Letter Agreement, the costs of which shall be borne by Landlord. All such Plans and Specifications including finishes shall have the approval of both Landlord and Tenant, which approval shall not be unreasonably withheld by either party; in addition, all Plans and Specifications shall have the approval of all governmental agencies and authorities, including but not limited to, the state and county fire marshal. Plans and Specifications and a cost estimate for the portion of the work covered thereby to be borne by Tenant, if any, shall be approved by Landlord and Tenant no later than September 1, 2006, in accordance with the procedure set forth in the following Paragraph 4(b).
     (b) As soon as practicable after execution of this Lease, Tenant shall provide Landlord with instructions sufficient to enable Landlord to prepare Plans and Specifications for the improvements Tenant desires to have provided. Thereafter, if per the provisions of Paragraph 3 above, Tenant shall bear any of the costs of the improvements, a cost estimate for the improvements to be paid for by Tenant shall be prepared by Landlord and submitted to Tenant for preliminary approval. When the Plans and Specifications are approved by Landlord and Tenant, Landlord shall obtain a quotation, and shall submit the same to Tenant for approval as the price to be paid by Tenant to Landlord for said improvements which relate solely to the costs to be borne by Tenant pursuant to paragraph 2 hereof. Upon written approval of such price by Tenant, Landlord and Tenant shall be deemed to have given final approval to the Plans and Specifications on the basis of which the quotation was made and Landlord shall be authorized to proceed with the improvements of the Premises in accordance with such Plans and Specifications. If Tenant disapproves such price which is solely for Tenant’s work as described in Paragraph 2 hereof, or fails to approve or disapprove such price within seven (7) days after submission thereof by Landlord, Landlord shall not be obligated to proceed with any improvement of the Expansion Premises until such time as Landlord and Tenant approve a price for Tenant’s work.
     (c) Tenant shall bear the cost of any changes in the work requested by Tenant after final approval of Plans and Specifications under Paragraph 4(b) above.

EXHIBIT “D-1”
FLOOR PLAN OF EXPANSION PREMISES

New Tenant
Suite 1000
Expansion Premises

Key Plan

Not to Scale

CHILDRESS KLEIN
PROPERTIES
300 GALLERIA PARKWAY N.W.
SUITE 600
ATLANTA, GA 30339
(770)859-1200
FAX (770)859-1299

600 Galleria • 10th Floor • 10,300 RSF

Parceling Option

10715_P010

06.12.06